Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

WEBUY GLOBAL LTD

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0000462 per share	(1)	457(a)	1,139,472	$1.19	$1,355,971.68	0.0001381	$187.26

Total Offering Amounts:							$1,355,971.68		187.26
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$187.26

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Offering Note(s)

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Company’ Class A ordinary share as reported on Nasdaq on May 14, 2026 ($1.19 per share) (such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission).